EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), made and entered into this 29th day of May 2015, by and between Ferrellgas, Inc. (the “Company”) and
Julio E. Rios, II (the “Executive”);

WITNESSETH THAT:

WHEREAS, the Company and Bridger, LLC are entering into a Purchase and Sale Agreement whereby Company has agreed to purchase all of the membership interests of Bridger Logistics, LLC (the “Transaction”); and
WHEREAS, the Executive is the President and Chief Executive Officer of
Bridger Logistics, LLC; and
WHEREAS, the Company wishes to continue to assure itself of the continuity of the Executive’s services; and
WHEREAS, the Company and the Executive now desire to enter into this
Agreement relating to the Executive’s continued employment with the Company;
and
WHEREAS, Executive will enter a noncompetition agreement
contemporaneously herewith;
NOW, THEREFORE, in consideration of the premises and mutual
covenants set forth herein and in the noncompetition agreement, IT IS HEREBY
AGREED by and between the parties as follows:
1. Certain Definitions. In addition to terms otherwise defined herein, the following capitalized terms used in this Agreement shall have the meanings specified:
(a) Board. The term “Board” means the Board of Directors of the Company.
(b) Cause. The term “Cause” means:
(i) the willful and continued failure by the Executive to substantially perform his duties for the Company (other than any such failure resulting from the Executive’s being disabled) within a reasonable period of time after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties;
(ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise;
(iii) the engaging by the Executive in egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the Board, the Executive’s credibility and reputation no longer conform to the standard of the Company’s executives; or
(iv) the Executive’s material breach of a material term of this Agreement.
For purposes of this Agreement, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the
Executive not in good faith and without reasonable belief that the
Executive’s action or omission was in the best interest of the Company.
(c) Change in Control. The term “Change in Control” means the first to occur of any of the following that occurs after the Effective Date:
(i) any merger or consolidation of the Company in which the Company is not the survivor;
(ii) any sale of all or substantially all of the common stock of Ferrell
Companies, Inc. by the Ferrell Companies, Inc. Employee Stock
Ownership Trust;
(iii) a sale of all or substantially all of the common stock of the Company;
(iv) a replacement of the Company as the General Partner of Ferrellgas
Partners, L.P.;
(v) a public sale of at least 51 percent of the equity of Ferrell Companies,
Inc.; or
(vi) such other transaction designated as a Change in Control by the
Board.
(d) Confidential Information. For purposes of this Agreement, the term
"Confidential Information" shall include (i) all non-public information
(including, without limitation, information regarding litigation and pending litigation) concerning the Company and the affiliates which is acquired by or disclosed to the Executive during the course of his employment with the
Company and (ii) all non-public information concerning any other person or company that was shared with the Company or an affiliate of the Company that is subject to an agreement to maintain the confidentiality of such information.
(e) COBRA. The term “COBRA” means continuing group health coverage required by section 4980B of the Code or sections 601 et. seq. of the
Employee Retirement Income Security Act of 1974, as amended.
(f) Code. The term “Code” means the Internal Revenue Code of 1986, as amended.
(g) Good Reason. The term “Good Reason” means any of the following which occur after the Effective Date without the consent of the Executive:
(a) A reduction in excess of 10% in the Executive’s Salary (as defined in paragraph 4(a)) or target incentive potential as in effect as of the
Effective Date, as the same may be modified from time to time in accordance with this Agreement;
(b) A material diminution in the Executive’s authority, duties or responsibilities as in effect as of the Effective Date, as the same may be modified from time to time in accordance with this Agreement;
(c) The relocation of the Executive’s principal office location to a location which is more than 50 highway miles from the location of the
Executive’s principal office location as in effect on the Effective Date
(or such subsequent principal location agreed to by the Executive);
or
(d) The Company’s material breach of any material term of this
Agreement, which, for the avoidance of doubt, will include any breach of Section 4(b) and 4(d).
Notwithstanding any other provision of this Agreement to the contrary, the
Executive’s Termination Date shall not be considered to be on account of
Good Reason unless the Executive provides notice of the event or condition that the Executive believes to constitute Good Reason within 180 days after the date on which the event first occurs or the condition first exists, the
Company does not cure such event or condition within 30 days following the date the Executive provides notice and the Executive resigns his employment with the Company and its affiliates for Good Reason within the
Agreement Term.
(h) Termination Date. The term “Termination Date” with respect to the
Executive means the date on which the Executive’s employment with the
Company and its affiliates terminates for any reason, including voluntary resignation. If the Executive becomes employed by the entity into which the
Company is merged, or the purchaser of substantially all of the assets of the Company, or a successor to such entity or purchaser, the Executive’s
Termination Date shall not be treated as having occurred for purposes of this Agreement until such time as the Executive terminates employment with the successor and its affiliates (including, without limitation, the merged entity or purchaser). If the Executive is transferred to employment with an affiliate (including a successor to the Company, and regardless of whether before, on, or after a Change in Control), such transfer shall not constitute the Executive’s Termination Date for purposes of this Agreement. To the extent that any payments or benefits under the Agreement are subject to section 409A of the Code and are paid or provided on account of the
Executive’s Termination Date, the determination as to whether the
Executive has had a Termination Date (or other termination of employment or separation from service) shall be made in accordance with section 409A of the Code and the guidance issued thereunder.
2. Agreement Term. Contingent upon the closing of the Transaction, and subject to the terms and conditions of this Agreement, the Company hereby agrees to employ the Executive during the Agreement Term (as defined below)
and the Executive hereby agrees to remain in the employ of the Company and to provide services during the Agreement Term in accordance with this Agreement.
Unless terminated sooner in accordance with this Agreement, the “Agreement
Term” shall be the period beginning on the date of closing of the Transaction (the
“Effective Date”) and ending on the day before the third anniversary of the closing of the Transaction and, thereafter, the Agreement Term will be automatically extended for successive 12-month periods, unless one party to this Agreement provides notice of non-renewal to the other at least 180 days before the last day of then current Agreement Term. Notwithstanding the foregoing, if a Change in
Control occurs during the Agreement Term (as it may be extended from time to time), the Agreement Term shall continue for a period of twenty-four calendar months beyond the calendar month in which such Change in Control occurs and, following an extension in accordance with this sentence, the Agreement Term shall expire without further action by any party. Notwithstanding the foregoing, in all cases, the Agreement Term shall terminate on the Executive’s Termination
Date. All of the obligations and covenants contained in this agreement are conditioned upon the closing of the Transaction by September 1, 2015.
3. Performance of Duties. The Executive shall serve as the President and Chief Executive Officer of Bridger Logistics, LLC and shall serve as the
Executive Vice President of the Company, with such duties, power and authority as are associated with such positions. The Executive agrees that during the
Agreement Term from and after the Effective Date, while the Executive is employed by the Company, the Executive will devote the Executive’s full business time, energies and talents to serving the Company, at the direction of the Board.
The Executive shall have such duties and responsibilities as may be assigned to the Executive from time to time by the Board, shall perform all duties assigned to the Executive faithfully and efficiently, subject to the direction of the Board, and shall have such authorities and powers as are inherent to the undertakings applicable to the Executive’s position and necessary to carry out the responsibilities and duties required of the Executive hereunder. The Executive will perform the duties required by this Agreement at the Company’s principal place of business unless the nature of such duties requires otherwise. Notwithstanding the foregoing, during the Agreement Term, the Executive may devote reasonable time to activities other than those required under this Agreement, including activities of a charitable, educational, religious or similar nature (including professional associations) to the extent such activities do not, in the reasonable judgment of the
Board, inhibit, prohibit, interfere with or conflict with the Executive’s duties under this Agreement or conflict in any material way with the business of the Company and its affiliates; provided, however, that the Executive shall not serve on the board of directors of any business (other than the Company or its affiliates) or hold any other position with any business without receiving the prior written consent of the Board.
4. Compensation. During the Agreement Term, while the Executive is employed by the Company, the Executive shall be compensated for the
Executive’s services as follows:
(a) The Executive shall receive, for each 12-consecutive month period beginning on the Effective Date and each anniversary thereof, a base annual salary (“Salary”) at the rate of $500,000. The Salary shall be payable in accordance with the regular payroll practices of the Company. The Executive’s rate of Salary shall be reviewed annually by the Board; provided that the Executive’s rate of Salary will not be reduced.
(b) The Executive shall be eligible to participate in employee benefit plans and programs maintained from time to time by the Company for the benefit of similarly situated senior management employees, subject to the terms and conditions of such plans. The Company is developing a long-term equity-based incentive award program for senior management employees to supplement its current stock
appreciate rights program, and Executive shall be granted an longterm equity-based incentive award on terms and conditions
substantially similar to those provided to similarly situated senior management employees. On each anniversary of the Effective Date, if a long-term equity-based incentive award has not been made for such year pursuant to this section, the Executive shall be entitled to a cash payment of $1,000,000.
(c) The Executive shall be entitled to participate in the bonus plan based upon total Company performance, with a target bonus set at the discretion of the board of directors (the “Target Bonus”) which shall be commensurate with other executives at the same level.
(d) In addition, the Executive shall be entitled to bonuses based on the financial results of the Company’s subsidiary, Bridger Logistics, LLC as set forth in the attached Exhibit A (the “Incentive Bonus”) which, subject to the provisions of Exhibit A and Section 5, shall be contingent upon the continued employment of the Executive at the end of the relevant one-year period on which the Incentive Bonus is based.
(e) The Executive shall be reimbursed by the Company, on terms and conditions that are substantially similar to those that apply to other similarly situated senior management employees of the Company and in accordance with the Company’s expense reimbursement
policy, for reasonable out-of-pocket expenses for entertainment, travel, meals, lodging and similar items which are consistent with the
Company’s expense reimbursement policy and actually incurred by the Executive in the promotion of the Company’s business; provided, however, that, the reimbursement of any such expenses that are taxable to the Executive shall be made on or before the last day of the year following the year in which the expense was incurred and the amount of the expenses eligible for reimbursement during one year will not affect the amount of expenses eligible for
reimbursement in any other year, and the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.
5. Rights and Payments Upon Termination. The Executive’s right to benefits and payments, if any, for periods after the Executive’s Termination Date shall be determined in accordance with this Section 5. Additionally, a signed
Agreement and Release will be required of the Executive before payments will be made to the Executive under this agreement.
(a) Minimum Payments. If the Executive’s Termination Date occurs during the Agreement Term for any reason, the Executive shall be entitled to the following payments, in addition to any payments or benefits to which the Executive may be entitled under the following provisions of this Section 5 (other than this paragraph 5(a)) or the express terms of any employee benefit plan or as required by law:
(i) the Executive’s earned but unpaid Salary for the period
ending on the Executive’s Termination Date;
(ii) the Executive’s accrued but unpaid vacation pay for the period ending with the Executive’s Termination Date, as determined
in accordance with the Company’s policy as in effect from
time to time, and all other amounts earned and owed to the
Executive through and including the Termination Date;
(iii) the Executive’s unreimbursed business expenses;
(iv) the Executive’s earned but unpaid Target Bonus and Incentive
Bonus for any completed fiscal year or applicable bonus
computation period; and
(v) any amounts payable to the Executive under the terms of any employee benefit plan.
Payments to be made to the Executive pursuant to subparagraphs
5(a)(i), (ii) and (iv) shall be made within 30 days after the Executive’s
Termination Date in a lump sum, payments to be made pursuant to subparagraph 5(a)(iii) shall be paid in accordance with paragraph
4(d) and amounts payable pursuant to subparagraph 5(a)(v) shall be paid in accordance with the terms of the applicable employee benefit plan. Except as may be otherwise expressly provided to the contrary in this Agreement or as otherwise provided by law, nothing in this
Agreement shall be construed as requiring the Executive to be treated as employed by the Company following the Executive’s
Termination Date for purposes of any employee benefit plan or arrangement in which the Executive may participate at such time.
(b) Termination by the Company for Cause; Termination for Death or
Disability. If the Executive’s Termination Date occurs during the
Agreement Term and is a result of (i) the Company’s termination of the Executive’s employment on account of Cause or for disability, or
(ii) the Executive’s death, then, except as described in paragraph
5(a) or as agreed in writing between the Executive and the
Company, neither the Executive nor any other person shall have any right to payments or benefits under this Agreement (and the
Company shall have no obligation to make any such payments or provide any such benefits) for periods after the Executive’s
Termination Date; provided, however, that in the event of a
termination due to the Executive’s death or disability and either (A)
the Termination Date occurs prior to the first anniversary of the
Closing Date or (B) the Termination Date occurs on or after the first anniversary of the Closing Date and the Bridger EBITDA has
reached the threshold level in each of the prior post-Closing years
(as defined in Exhibit A), then the Executive shall be entitled to a lump sum payment within 30 days after the Executive’s Termination
Date of the Incentive Bonus at 100% of the Maximum level set forth on Exhibit A for the year in which the Termination Date occurs, prorated based on the number of days worked during such year.
(c) Termination Other than for Cause; Termination for Good Reason. If the Executive’s Termination Date occurs during the Agreement Term and is a result of the Executive’s termination of employment (i) by the
Company for any reason other than Cause (and is not on account of the Executive’s death, disability, the Executive’s voluntary resignation, or the mutual agreement of the parties or otherwise as pursuant to paragraph 5(d)), (ii) by the Executive for Good Reason, or (iii) as a result of the Company’s notice of non-renewal of the
Agreement Term pursuant to Section 2, then the Executive shall be entitled to the following payments and benefits:
(i) A payment equal to two times the Executive’s Salary in effect immediately prior to the Termination Date without regard to
any reduction thereof in contemplation of the Termination
Date.
(ii) A payment equal to two times the Executive’s Target Bonus, at his Target Bonus rate in effect immediately prior to the
Termination Date without regard to any reduction thereof in
contemplation of the Termination Date.
(iii) If either (A) the Termination Date occurs prior to the first anniversary of the Closing Date or (B) the Termination Date
occurs on or after the first anniversary of the Closing Date and the Bridger EBITDA has reached the threshold level in each of the prior post-closing years (as defined in Exhibit A), then a payment equal to the Incentive Bonus for the year in which
the Termination Date occurs, as well as any Incentive Bonus
for a future year as set forth on Exhibit A, each at 100% of the
Maximum level set forth on Exhibit A.
(iv) For the two year period following the Termination Date, the
Executive shall be entitled to receive continuing group medical coverage for himself and his dependents (on a non-taxable
basis, including if necessary, payment of any gross-up
payments necessary to result in net non-taxable benefits),
which coverage is not materially less favorable to the
Executive than the group medical coverage which was
provided to the Executive by the Company or its affiliates
immediately prior to the Termination Date. To the extent
applicable and to the extent permitted by law, any continuing coverage provided to the Executive and/or his dependents
pursuant to this subparagraph (iii) shall be considered part of, and not in addition to, any coverage required under COBRA.
(v) The Executive will be provided with a lump sum payment of
$12,000 for professional outplacement services.
Subject to the terms and conditions of this Agreement, payments pursuant to subparagraphs (i) and (ii) next above shall be made in substantially equal monthly installments beginning within five days following the Termination Date. Payments to be made to the
Executive pursuant to subparagraphs (iii) and (v) next above shall be made within 30 days after the Executive’s Termination Date in a lump sum. To the extent that the Company is required to make any gross-up payments to the Executive in order to provide the benefits described in subparagraph (iv) on a non-taxable basis, such
payments shall be made in the month that the Executive otherwise has taxable income as a result of such benefits, but in no event later than the end of the year in which the Executive pays the related taxes.
(d) Termination for Voluntary Resignation, Mutual Agreement or Other
Reasons. If the Executive’s Termination Date occurs during the
Agreement Term and is a result of the Executive’s voluntary
resignation, the mutual agreement of the parties, or any reason other than those specified in paragraphs 5(b) or (c) above, then, except as described in paragraph 5(a) or as agreed in writing between the
Executive and the Company, the Executive shall have no right to payments or benefits under this Agreement (and the Company shall have no obligation to make any such payments or provide any such benefits) for periods after the Executive’s Termination Date.
6. Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. None of the Company or any of its affiliates shall be entitled to set off against the amounts payable to the Executive under this
Agreement any amounts owed to the Company or any of its affiliates by the
Executive, any amounts earned by the Executive in other employment after his
Termination Date, or any amounts which might have been earned by the
Executive in other employment had he sought such other employment.
7. Confidentiality. Except as may be required by the lawful order of a court or agency of competent jurisdiction, except as necessary to carry out his duties to the Company and its affiliates, and except to the extent that the
Executive otherwise has express written authorization from the Company, the
Executive agrees to keep secret and confidential indefinitely, all Confidential
Information, and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way. The Executive shall, during the continuance of the Executive's employment with the Company and its affiliates, use the Executive's best endeavors to prevent the unauthorized publication or misuse of any Confidential Information. To the extent that any court or agency seeks to have the Executive disclose Confidential Information, he shall promptly inform the Company, and he shall take reasonable steps to prevent disclosure of Confidential Information until the Company has been informed of such requested disclosure and the Company has an opportunity to respond to such court or agency. To the extent that the Executive obtains information on behalf of the Company or any of the affiliates that may be subject to attorney-client privilege as to the Company's attorneys, the Executive shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.
Nothing in the foregoing provisions of this Section 7 shall be construed so as to prevent the Executive from using, in connection with his employment for himself or an employer other than the Company or any of the affiliates, knowledge which was acquired by him during the course of his employment with the Company and the affiliates, and which is generally known to persons of his experience in other companies in the same industry.
8. Tax Payments. If:
(a) any payment or benefit to which the Executive is entitled from the
Company, any affiliate, or trusts established by the Company or by any affiliate (the “Payments,” which shall include, without limitation, the vesting of an option or other non-cash benefit or property) are subject to the tax imposed by section 4999 of the Code or any successor provision to that section; and
(b) reduction of the Payments to the amount necessary to avoid the application of such tax would result in the Executive retaining an amount that is greater than the amount he would retain if the Payments were made without such reduction but after the reduction for the amount of the tax imposed by section 4999 of the Code;
then the Payments shall be reduced to the extent required to avoid application of the tax imposed by section 4999 of the Code. The Executive shall be entitled to select the order in which payments are to be reduced in accordance with the preceding sentence. Determination of whether Payments would result in the application of the tax imposed by section 4999 of the Code , and the amount of reduction that is necessary so that no such tax would be applied, shall be made, at the Company’s expense, by the independent accounting firm employed by the
Company immediately prior to the occurrence of the Change in Control.
Notwithstanding the foregoing, in no event shall the Executive be entitled to exercise any discretion with respect to the reduction of payments that are subject to section 409A of the Code and any such payments shall be reduced, if applicable, in the order in which they would otherwise be paid or provided (with the payments to be made first being reduced first) and cash payments shall be reduced prior to any non-cash payments or benefits.
9. Other Benefits. Except as may be otherwise specifically provided in an amendment of this Agreement adopted in accordance with Section 13, the
Executive shall not be eligible to participate in or to receive any benefits pursuant to the terms of any severance pay or termination pay arrangement of the
Company (or any affiliate of the Company), including any arrangement of the
Company (or any affiliate of the Company) providing benefits upon involuntary termination of employment.
10. Withholding. All payments to the Executive under this Agreement will be subject to all applicable withholding of applicable taxes.
11. Assistance with Claims. The Executive agrees that, for the period beginning on the Effective Date, and continuing for a reasonable period after the
Executive’s Termination Date, the Executive will assist the Company and its affiliates in defense of any claims that may be made against the Company or its affiliates and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to services performed by the Executive for the Company or its affiliates. The Executive agrees to promptly inform the Company if he becomes aware of any lawsuits involving such claims that may be filed against the Company or its affiliates. The Company agrees to provide legal counsel to the Executive in connection with such assistance (to the extent legally permitted), and to reimburse the Executive for all of his reasonable out-of-pocket expenses associated with such assistance, including travel expenses. For periods after the Executive’s employment with the Company terminates, the Company agrees to provide reasonable compensation to the Executive for such assistance. The Executive also agrees to promptly inform the Company if he is asked to assist in any investigation of the Company or its affiliates (or their actions) that may relate to services performed by the Executive for the Company or its affiliates, regardless of whether a lawsuit has then been filed against the Company or its affiliates with respect to such investigation. Any compensation payable to the Executive pursuant to this Section 11 for services provided to the Company shall be paid within ten days after the Executive provides the applicable services. To the extent that any reimbursements to be provided pursuant to this Section 11 are taxable to the Executive, such reimbursements shall be paid to the Executive only if (a) the expenses are incurred and reimbursable pursuant to a reimbursement plan that provides an objectively determinable nondiscretionary definition of the expenses that are eligible for reimbursement and (b) the expenses are incurred within two years following the Termination Date. With respect to any expenses that are reimbursable pursuant to the preceding sentence, the amount of the expenses that are eligible for reimbursement during one calendar year may not affect the amount of reimbursements to be provided in any subsequent calendar year, the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and the right to reimbursement of the expenses shall not be subject to liquidation or exchange for any other benefit.
12. Nonalienation. The interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the
Executive or the Executive’s beneficiary.
13. Amendment. This Agreement may be amended or canceled only by mutual agreement of the parties in writing without the consent of any other person.
So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.
14. Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Texas, without regard to the conflict of law provisions of any state.
15. Severability. The invalidity or unenforceability of any provision of this
Agreement will not affect the validity or enforceability of any other provision of this
Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).
16. Obligation of Company. Except as otherwise specifically provided in this Agreement, nothing in this Agreement shall be construed to affect the
Company’s right to modify the Executive’s position or duties, compensation, or other terms of employment, or to terminate the Executive’s employment. Nothing in this Agreement shall be construed to require the Company or any other person to take steps or not take steps (including, without limitation, the giving or withholding of consents) that would result in a Change in Control.
17. Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.
18. Successors, Assumption of Contract. This Agreement is personal to the Executive and may not be assigned by the Executive without the written consent of the Company. However, to the extent that rights or benefits under this
Agreement otherwise survive the Executive’s death, the Executive’s heirs and estate shall succeed to such rights and benefits pursuant to the Executive’s will or the laws of descent and distribution; provided that the Executive shall have the right at any time and from time to time, by notice delivered to the Company, to designate or to change the beneficiary or beneficiaries with respect to such benefits. This Agreement shall be binding upon and inure to the benefit of the
Company and any successor of the Company, subject to the following:
(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
(b) After a successor assumes this Agreement in accordance with this Section
18, only such successor shall be liable for amounts payable after such assumption, and no other companies (including, without limitation, the
Company and any other predecessors) shall have liability for amounts payable after such assumption.
(c) If the successor is required to assume the obligations of this Agreement under subparagraph 18(a), the successor shall execute and deliver to the
Executive a written acknowledgment of the assumption of the Agreement.
19. Notices. Notices and all other communications provided for in this
Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below. Such notices, demands, claims and other communications shall be deemed given:
(a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;
(b) in the case of certified or registered U.S. mail, five days after deposit in the
U.S. mail; or
(c) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;
provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service or two-day delivery service are to be delivered to the addresses set forth below:

to the Company:

Stephen L. Wambold

Chief Executive Officer

Ferrellgas
7500 College Blvd., Suite 1000
Overland Park, Kansas 66210

or to the Executive:

Julio E. Rios, II

5625 Netherland Court
Dallas, Texas 75229

Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.
20. Arbitration of All Disputes. Any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final, binding and non-appealable arbitration in Overland Park, Kansas by three arbitrators.
Except as otherwise expressly provided in this Section 20, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association
(the “Association”) then in effect. One of the arbitrators shall be appointed by the
Company, one shall be appointed by the Executive, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within 30 days of the appointment of the second arbitrator, then the third arbitrator shall be appointed by the Association.
21. Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive’s employment with the Company.
22. Entire Agreement. Except as otherwise provided herein, this
Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior or contemporaneous agreements, if any, between the parties relating to the subject matter hereof; provided, however, that nothing in this Agreement shall be construed to limit any policy or agreement that is otherwise applicable relating to confidentiality, rights to inventions, copyrightable material, business and/or technical information, trade secrets, solicitation of employees, interference with relationships with other businesses, competition, and other similar policies or agreement for the protection of the business and operations of the Company and its affiliates.
23. Code Section 409A. Notwithstanding any other provision of this
Agreement to the contrary, if any payment or benefit hereunder is subject to section 409A of the Code, if such payment or benefit is to be paid or provided on account of the Executive’s separation from service (within the meaning of section
409A of the Code), and if such payment or benefit is required to be made or provided prior to the first day of the seventh month following the Employee’s separation from service, and if the Executive is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code), such payment or benefit shall be paid or provided on the later of (a) the first day of the seventh month following the
Executive’s separation from service or (b) the date on which such payment or benefit would otherwise be paid or provided pursuant to the terms of this
Agreement.
24. Counterparts. This Agreement may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.

Exhibit A

The Incentive Bonus pool of the Executive shall be $20 million, divided equally among the first three one year periods beginning on the closing date (the “Closing
Date”) of the transaction between Company or its affiliate and Bridger, LLC for the purchase of the membership interests in Bridger Logistics, LLC. The award of an
Incentive Bonus shall be based on the EBITDA of Bridger Logistics, LLC and any direct spin-off entities or businesses of Bridger Logistics (the “Bridger EBITDA”), computed in accordance with the accounting principles and elections utilized by
Company and its affiliates, consistently applied. In the event of subsequent acquisitions or dispositions by Bridger Logistics of entities or substantially all of the assets of entities, the parties agree to negotiate in good faith regarding whether and to what extent the Bridger EBITDA incentive targets shall be adjusted to reflect such transactions.
Year 1 shall include the first one year period beginning on the Closing Date and ending the day before the first anniversary of the Closing Date. The maximum
Incentive Bonus for that period shall be $6,666,667.
Year 2 shall include the second one year period beginning on the first anniversary of the Closing Date and ending the day before the second anniversary of the
Closing Date. The maximum Incentive Bonus for that period shall be $6,666,667.
Year 3 shall include the third one year period beginning on the second anniversary of the Closing Date and ending the day before the third anniversary of the Closing
Date. The maximum Incentive Bonus for that period shall be $6,666,667.
The Year 1 Incentive Bonus shall be paid as follows:

Bridger EBITDA Percentage of Maximum Incentive Bonus

$120 Million (threshold level) or more 50% $3,333,334
$125 Million or more 75% $5,000,000
$135 Million or more 100% $6,666,667

The Year 2 Incentive Bonus shall be paid as follows:

Bridger EBITDA Percentage of Maximum Incentive Bonus
$125 Million (threshold level) or more 50% $3,333,334
$135 Million or more 75% $5,000,000
$145 Million or more 100% $6,666,667

The Year 3 Incentive Bonus shall be paid as follows:

Bridger EBITDA Percentage of Maximum Incentive Bonus
$135 Million (threshold level) or more 50% $3,333,334
$145 Million or more 75% $5,000,000
$155 Million or more 100% $6,666,667

In the event that the Bridger EBITDA does not reach the threshold level for a year, the payment of an Incentive Bonus is discretionary and shall be determined by the
Chief Executive Officer and the Board of Directors of Company.
In the event of the occurrence of a Change of Control while the Executive remains employed and either (i) prior to the first anniversary of the Closing Date or (ii) on or after the first anniversary of the Closing Date and the Bridger EBITDA has reached the threshold level in each of the prior post-Closing years, then any unpaid Year 1
Incentive Bonus, Year 2 Incentive Bonus and Year 3 Incentive Bonus will be accelerated and paid in full at 100% of Maximum on the date of the Change of
Control. Except as expressly provided in Section 5 or upon the occurrence of a
Change of Control, payment of the Incentive Bonus is at all times contingent upon the continued employment of the Executive during and through the end of the oneyear period upon which it is based. Payment will be made within 30 days following the close of the relevant one-year period upon which the Incentive Bonus is based.
For purposes of this Exhibit A, Change of Control is defined as any transaction that meets the definition of Change in Control in Section 1(c), as well as either a sale all or substantially all of the membership interests or assets of Bridger
Logistics, LLC or the partnership interests or assets of Ferrellgas, L.P. to an unrelated and unaffiliated entity or entities.